ARTICLES OF AMENDMENT

                                 EUROGAS, INC.

             DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                   1998 SERIES B CONVERTIBLE PREFERRED STOCK


     Pursuant to the provisions of the Utah Revised Business Corporation Act, section 16-10a-602, of the laws of the state of Utah, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of 1998 Series B Convertible Preferred Stock (the "Designation"):

     FIRST:  The name of the Corporation is EuroGas, Inc.

     SECOND: The following resolution establishing a series of preferred stock designated as the "1998 Series B Convertible Preferred Stock" consisting of 30,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on May 27, 1998, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Utah.

          RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1998 Series B Convertible Preferred Stock" consisting of 30,000 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1.   Liquidation.

          1.01 Subject to the preferential rights of the holders of any issued and outstanding shares of preferred stock previously or subsequently issued under the provisions of an appropriate designation or amendment to the
     articles of incorporation of the   Corporation effective prior to the date
     of this Designation, in the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1998 Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to One Thousand Dollars ($1,000) per share plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof. No distribution shall be made on any common stock or other subsequently authorized series of preferred of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 1998 Series B Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

          1.02 If on an liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1998 Series B Convertible Preferred Stock shall be insufficient to pay the holders of outstanding 1998 Series B Convertible Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of 1998 Series B Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 1998 Series B Convertible Preferred Stock held by each such holder.

     2. Voting Rights. The 1998 Series B Convertible Preferred Stock shall not have voting rights, except to the extent that the consent of the holders of the 1998 Series B Convertible Preferred Stock is specifically required by the provisions of the corporation laws of the state of Utah, as now existing or as hereafter amended.

     3.   Dividends.

          3.01 The Corporation shall pay dividends to the holders of the 1998 Series B Convertible Preferred Stock at the times and in the amounts provided for in this section 3.

          3.02 The Corporation shall pay to the holders of the 1998 Series B Convertible Preferred Stock, out of the assets of the Corporation available therefor under the applicable laws, dividends in the amount of six percent (6%) per annum, pro rated to the date of conversion. The 1998 Series B Convertible Preferred Stock shall not be entitled to participate in other dividends declared by the Corporation, and holders thereof shall not be entitled to receive any dividends thereon other than the dividends referred to in this section 3.

          3.03 No dividend or other distribution shall be declared or paid or set apart for payment on any stock ranking, as to dividends or liquidation, junior to the 1998 Series B Convertible Preferred Stock, including, without limitation, the shares of the Corporation's common stock, par value $0.001 (the "Common Stock"), for any period unless the holders of the 1998 Series B Convertible Preferred Stock shall have then been or are contemporaneously paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all dividend payment periods terminating on or prior to the date of payment of the distribution on such junior stock. If the Corporation is in default with respect to any dividends payable on, or any obligation to redeem shares of, the 1998 Series B Convertible Preferred Stock, the Corporation shall not declare or pay (or set apart a sum for such payment) any dividends or make any distribution in cash or other property on, or redeem, purchase, or otherwise acquire, any other class or series of stock ranking junior to the 1998 Series B Convertible Preferred Stock, either as to dividends or upon liquidation. Except as set forth in this section 3, the 1998 Series B Convertible Preferred Stock shall not have any preferences as to dividends.

          3.04 Any payment of dividends declared and due under this section 3 with respect to any shares of 1998 Series B Convertible Preferred Stock may, at the Corporation's discretion, be made by means of delivery of Common Stock as calculated in section 4.

          3.05 Registration of transfer of any shares of 1998 Series B Convertible Preferred Stock on the stock records maintained by or for the Corporation shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of 1998 Series B Convertible Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 3.

     4.   Conversion.

          4.01 Each share of 1998 Series B Convertible Preferred Stock is convertible into shares of Common Stock of the Corporation at the times, in the manner, and subject to the conditions provided in this section 4.

          4.02 The holder is entitled, at its option, to convert the shares of 1998 Series B Convertible Preferred Stock into shares of Common Stock at any time after the issuance of the shares of 1998 Series B Convertible Preferred Stock. Each share of the 1998 Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock on the date that is two (2) years from the date of issuance.

          4.03 The number of shares of the Corporation's Common Stock issuable upon conversion of the initial 8,000 shares of 1998 Series B Convertible Preferred Stock issued shall equal the One Thousand Dollars ($1,000) plus, at the election of the Company to pay dividends by the issuance of Common Stock, the amount of any accrued but unpaid dividends through the "Conversion Date" as defined below, divided by the lesser of (i) one hundred twenty-five percent (125%) of the average closing bid price of the Common Stock, as reported by Bloomberg, for the five (5) trading days preceding the issuance of such shares of the 1998 Series B Convertible Preferred Stock; or (ii) eighty percent (80%) of the average closing bid price, as reported by Bloomberg, for the five (5) trading days preceding the Conversion Date. The number of shares of the Corporation's Common Stock issuable on conversion of the remaining 22,000 shares of 1998 Series B Convertible Preferred Stock shall equal One Thousand Dollars ($1,000) plus, at the election of the Corporation to pay dividends by the issuance of Common Stock, the amount of accrued, but unpaid dividends through the Conversion Date divided by the lesser of (i) one hundred twenty-five percent (125%) of the average closing bid price of the Common Stock, as reported by Bloomberg, for the five (5) trading days preceding the issuance of the respective shares of the 1998 Series B Convertible Preferred Stock; or (ii) eighty-five percent (85%) of the average closing bid price of the Common Stock, as reported by Bloomberg for the five (5) days preceding the Conversion Date.

          4.04 Such conversion shall be effectuated by sending to the Corporation, or its attorney, the certificate representing the shares of 1998 Series B Convertible Preferred Stock to be converted and a facsimile or original of the signed Notice of Conversion, which evidences the holder's intention to convert the shares or a specified portion thereof, accompanied by a proper assignment, if the Common Stock is to be issued in a different name. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded down or up, as the case may be, to the nearest whole share. The date on which Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Corporation the original shares and a facsimile or original of the signed Notice of Conversion.

          4.05 Within seven (7) business days after receipt of the documentation referred to above, the Corporation shall deliver a certificate, bearing a 144 restrictive legend, for the number of shares of Common Stock issuable upon the conversion. It shall be the Corporation's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder or record on and after the Conversion Date. No payment or adjustment shall be made for accrued and unpaid dividends until the earlier of the Conversion Date or the mandatory conversion date. Upon surrender of certificates representing shares of 1998 Series B Convertible Preferred Stock of which only part are to be converted, the Corporation shall issue certificates representing the number of unconverted shares in the name of the original holder. In the event the Corporation does not make delivery of the Common Stock, as instructed by the holder, within seven (7) business days after the Conversion Date, then in such event the Corporation shall pay to holder an amount in cash equal to one percent (1%) per day of the principal amount being converted.

          To the extent that the failure of the Corporation to issue the Common Stock pursuant to this section is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of section 4.07 shall apply.

          4.06 If, at any time holder submits a Notice of Conversion and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the shares (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Corporation shall issue to the holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any shares requested to be converted but not converted (the "Unconverted Shares") shall become null and void. The Corporation shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing holders of outstanding shares, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier). No holder may submit a Notice of Conversion after receipt of a Notice of Conversion Default until the date additional shares of Common Stock are authorized by the Corporation. The Corporation agrees to pay to all holders of outstanding shares payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding shares held by each holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining shares. The Corporation shall send notice ("Authorization Notice") to each holder of outstanding shares that additional shares of Common Stock have been authorized, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into shares of Common Stock at the Conversion Rate, at the holder's option, payable as follows:
     (i) in the event holder elects to take such payment in cash, cash payments shall be made to such holder by the fifth day of the following calendar month, or (ii) in the event holder elects to take such payment in stock, the holder may convert such payment amount into shares of Common Stock at the Conversion Rate any time after the fifth day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory two (2) year conversion period.

          4.07 In order to prevent dilution of the rights granted hereunder, the Conversion Rate shall be subject to adjustment from time to time in accordance with this subsection.

               (a) In the event the Corporation shall declare a dividend or make any other distribution on any capital stock of the Corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock, or the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding shares into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so that the holders of the 1998 Series B Convertible Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of 1998 Series B Convertible Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date for such event.

               (b) If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the 1998 Series B Convertible Preferred Stock shall thereafter have the right to acquire and receive on conversion of the 1998 Series B Convertible Preferred Stock such share of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received on conversion of the 1998 Series B Convertible Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of the 1998 Series B Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the 1998 Series B Convertible Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the 1998 Series B Convertible Preferred Stock. In the event of a merger or consolidation or the conversion of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation is greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the Corporation, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision of combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the 1998 Series B Convertible Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire on conversion of 1998 Series B Convertible Preferred Stock.

               (c) No adjustment shall be made in the Conversion Rate for the number of shares of Common Stock issuable on conversion of 1998 Series B Convertible Preferred Stock:

                    (i) In connection with the offer and sale of any shares of 1998 Series B Convertible Preferred Stock;

                    (ii) In connection with the issuance of any Common Stock,
               securities, or assets on conversion of debentures, preferred stock, or other securities convertible to Common Stock, including the conversion of shares of 1998 Series B Convertible Preferred Stock;

                    (iii)In connection with the issuance of any shares of
               Common Stock, securities, or assets on account of the antidilution provisions set forth in this subsection or similar rights with respect to other securities of the Corporation;

                    (iv) In connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation;

                    (v) In connection with the sale or exchange by the Corporation of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or Preferred Stock of the Corporation.

          4.08 The Corporation covenants and agrees that:

               (a) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of 1998 Series B Convertible Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock.

               (b) All shares of Common Stock or other securities which may be issued on any conversion of the 1998 Series B Convertible Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the 1998 Series B Convertible Preferred Stock is at all times sufficient to render the Common Stock issued upon conversion fully paid and non-assessable.

               (c) The issuance of certificates for Common Stock or other securities on conversion of the 1998 Series B Convertible Preferred Stock shall be made without charge to the registered holder thereof, including any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1998 Series B Convertible Preferred Stock and the related issuance of Common Stock or other securities.

     5.   Additional Provisions.

          5.01 A share of 1998 Series B Convertible Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the shares of 1998 Series B Convertible Preferred Stock so transferred to the person entitled thereto.

          5.02 Any notice required or permitted to be given to the holders of the 1998 Series B Convertible Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1998 Series B Convertible Preferred Stock of the Corporation has been executed this 27th day of May, 1998.

ATTEST:                                 EUROGAS, INC.


By   /s/ Lynne Martin                   By   /s/ Hank Blankenstein
  Lynne Martin, Assistant Secretary       Hank Blankenstein, Vice-President